Amendment Number 1
                           Capstone Growth Fund, Inc.
                      Investment Company Services Agreement


This Amendment Number 1, dated ( ______________, 2001), to Investment Company Services Agreement ("Agreement") dated October 7, 2000, between Capstone Growth Fund, Inc. (the "Fund"), and Declaration Service Company ("Declaration"), is adopted to provide the following:

Schedule C of the Agreement is hereby amended to add the following Series/ Portfolio of the Fund:

         Capstone Employee Stock Ownership Fund

All portions of the Agreement not specifically amended herein shall remain in full force and effect.


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Edward J. Jaroski                             Terence P. Smith
President                                     Chief Executive Officer
Capstone Social Ethics and Religious          Declaration Service Company
Values Fund